Exhibit (d)(2)

CANTEL MEDICAL LLC

AND

STERIS PLC

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

June 2, 2021

3.25% Convertible Senior Notes due 2025

FIRST SUPPLEMENTAL INDENTURE, dated as of June 2, 2021 (this “First Supplemental Indenture”), among CANTEL MEDICAL LLC, a Delaware limited liability company (formerly known as Cantel Medical Corp., the “Company”), STERIS PLC, a company incorporated under the laws of Ireland (“Parent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee under the Original Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of May 15, 2020 (the “Original Indenture”), pursuant to which the Company issued its 3.25% Convertible Senior Notes due 2025 (the “Notes”);

WHEREAS, the Company entered into an Agreement and Plan of Merger, dated as of January 12, 2021, as amended by Amendment to Agreement and Plan of Merger, dated as of March 1, 2021 (the “Merger Agreement”), by and among the Company, Parent, Solar New US Holding Corporation (formerly known as Solar New US Holding Co, LLC), a Delaware corporation and indirect and wholly-owned subsidiary of Parent (“US HoldCo”) and Crystal Merger Sub 1, LLC, a Delaware limited liability company and direct and wholly-owned subsidiary of US HoldCo (“Crystal Merger Sub”);

WHEREAS, pursuant to the terms of the Merger Agreement, prior to the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the Company incorporated Canyon HoldCo, Inc., a Delaware corporation and direct and wholly owned subsidiary of the Company (“Canyon Newco”), and Grand Canyon Merger Sub, Inc., a Delaware corporation and direct and wholly owned subsidiary of Canyon Newco (“Canyon Merger Sub”), and on March 1, 2021, Canyon Newco, Canyon Merger Sub and the Company entered into a joinder to the Merger Agreement through which Canyon Newco and Canyon Merger Sub became parties to the Merger Agreement. The Merger Agreement provided for, among other things, (a) the merger of Canyon Merger Sub with and into the Company with the Company surviving the merger as a direct and wholly-owned subsidiary of Canyon Newco (the “Pre-Closing Merger”), (b) immediately following the Pre-Closing Merger, the conversion of the Company from a Delaware corporation to a Delaware limited liability company (the “Pre-Closing Conversion”), (c) immediately following the Pre-Closing Conversion, the merger of Crystal Merger Sub with and into Canyon Newco with Canyon Newco surviving the merger as a direct and wholly-owned subsidiary of US Holdco (the “First Merger”) and (d) immediately after the First Merger, the merger of Canyon Newco with and into US Holdco, with US Holdco surviving the merger and remaining an indirect and wholly-owned subsidiary of Parent (the “Second Merger” and, together with the Pre-Closing Merger and the First Merger, the “Mergers”);

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the effective time of the Pre-Closing Merger (the “Pre-Closing Merger Effective Time”), each share of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Pre-Closing Merger Effective Time will be automatically converted into the right to receive one share of common stock of Canyon Newco (the “Canyon Newco Common Stock”);

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, (x) at the effective time of the First Merger (the “First Merger Effective Time”), each share of Canyon Newco Common Stock (previously Company Common Stock) issued and outstanding immediately prior to the First Merger Effective Time will be automatically converted into the right to receive a combination of (i) ordinary shares, par value $0.001 per share, of Parent (“Parent Shares”) and (ii) cash (as described herein), the separate existence of Crystal Merger Sub will cease, and Canyon Newco will survive the First Merger as an direct and wholly-owned subsidiary of US Holdco, and (y) immediately thereafter, at the effective time of the Second Merger, the separate corporate existence of Canyon Newco will cease, and US Holdco will survive the Second Merger as an indirect and wholly-owned subsidiary of Parent;

WHEREAS, Section 10.01 of the Original Indenture provides that the Company, when authorized by the resolutions of the Board of Directors of the Company, and the Trustee, at the Company’s expense, may from time to time and at any time enter into a supplemental indenture, to provide, among other things, in connection with any Merger Event that the Notes are convertible into Reference Property (as defined below), subject to the provisions of Section 14.02 of the Original Indenture, and make such related changes to the terms of the Notes to the extent expressly required by Section 14.07 of the Original Indenture;

WHEREAS, Section 14.07 of the Original Indenture provides that in the case of a consolidation, merger or combination involving the Company, as a result of which Company Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (a “Merger Event”), the Holder of each Note shall have the right to convert each $1,000 principal amount of Notes into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets that a holder of a number of shares of Company Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Company Common Stock is entitled to receive);

WHEREAS, upon such Merger Event and, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.01(h) of the Original Indenture providing for such right to convert each $1,000 principal amount of Notes into the Reference Property; provided, however, that the Company shall have the continued right, subject to Section 14.02 of the Original Indenture, to determine the Settlement Method with respect to any conversion of Notes;

WHEREAS, in connection with the execution and delivery of this First Supplemental Indenture, the Trustee has received an Officer’s Certificate as contemplated by Sections 10.05 and 14.07(b) of the Original Indenture and Opinion of Counsel as contemplated by Section 10.05 of the Original Indenture; and

WHEREAS, the Company and Parent have requested and hereby request that the Trustee execute and deliver this First Supplemental Indenture and have satisfied all requirements necessary to make this First Supplemental Indenture a valid and binding instrument, enforceable against each of the Company and the Parent in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, Parent and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Definitions in this First Supplemental Indenture. A term defined in the Original Indenture has the same meaning when used in this First Supplemental Indenture unless such term is otherwise defined herein or amended or supplemented pursuant to this First Supplemental Indenture. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE II

EFFECT OF MERGER ON CONVERSION RIGHT

Section 2.01    Parent to Provide Parent Shares. Parent hereby irrevocably and unconditionally agrees to be bound by the terms of this First Supplemented Indenture applicable to it and to issue Parent Shares as necessary to satisfy the Company’s obligations with respect to any Notes validly surrendered for conversion pursuant to Article 14 of the Original Indenture.

Section 2.02    Conversion Right. (a) The Company and Parent expressly agree that, in accordance with Section 14.07 of the Original Indenture, immediately after the Pre-Closing Merger Effective Time and before the First Merger Effective Time, the Holder of each Note that was outstanding as of the Pre-Closing Merger Effective Time shall have the right to convert each $1,000 principal amount of such Note into a number of units of Reference Property equal to the Conversion Rate (as defined in the Original Indenture). The Conversion Rate immediately following the Pre-Closing Merger Effective Time will be 24.0912 Units of Reference Property for each $1,000 principal amount of Notes. As used in this Section 2.02(a), “Unit of Reference Property” shall mean one share of Canyon NewCo Common Stock.

(b)    The Company and Parent expressly agree that, in accordance with Section 14.07 of the Original Indenture, at and after the First Merger Effective Time, the Holder of each Note that was outstanding as of the First Merger Effective Time shall have the right to convert each $1,000 principal amount of such Note into a number of units of Reference Property equal to the Conversion Rate (as defined in the Original Indenture). The Conversion Rate immediately following the First Merger Effective Time will be 24.0912 Units of Reference Property for each $1,000 principal amount of Notes (prior to giving effect to any Additional Shares added to the Conversion Rate in accordance with Section 14.03). As used in this Section 2.02(b), “Unit of Reference Property” shall mean, collectively, (i) $16.93 in cash and (ii) 0.33787 Parent Shares.

(c)    The provisions of the Original Indenture, as modified herein, including without limitation, (i) all references and provisions respecting the terms “Common Stock,” “Conversion Price,” “Conversion Rate,” “Daily Conversion Value,” “Daily VWAP,” “Ex-Dividend Date,” “Last Reported Sale Price,” “Observation Period,” “Settlement Amount,” “Cash Settlement,” “Market Disruption Event,” and “Trading Day” shall continue to apply, mutatis mutandis, to the Holders’ right to convert their Notes into applicable Units of Reference Property. The Conversion Rate shall be adjusted as a result of events occurring subsequent to the date hereof with respect to the Reference Property as nearly equivalent as may be practicable to the adjustments of the Conversion Rate provided for in Article 14 of the Original Indenture.

ARTICLE III

MISCELLANEOUS

Section 3.01    Ratification of Original Indenture. The Original Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided.

Section 3.02    Conflict with Original Indenture. To the extent not expressly amended or modified by this First Supplemental Indenture, the Original Indenture shall remain in full force and effect. If any provision of this First Supplemental Indenture is inconsistent with any provision of the Original Indenture, the provision of this First Supplemental Indenture shall control.

Section 3.03    Successors. All agreements of the Company, the Parent and the Trustee in this First Supplemental Indenture shall bind their respective successors.

Section 3.04    Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE ORIGINAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY AND THEREBY.

Section 3.05    Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

The words “execution,” “signed,” “signature,” and words of like import in this First Supplemental Indenture shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 3.06    Headings. The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 3.07    Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.08    Trustee Not Responsible for Recitals. The recitals and statements herein contained are made solely by the Company and the Parent and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity, adequacy or sufficiency of this First Supplemental Indenture. All of the provisions contained in the Original Indenture in respect of the rights, privileges, protections, benefits, immunities, powers, and duties of the Trustee shall be applicable in respect of this First Supplemental Indenture (and any action or inaction hereunder or in connection herewith) as fully and with like force and effect as though set forth in full herein.

[Signature Pages Follows]

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

CANTEL MEDICAL LLC

By:	/s/ Michael J. Tokich
Name:	Michael J. Tokich
Title:	President

STERIS PLC

By:	/s/ Michael J. Tokich
Name:	Michael J. Tokich
Title:	Senior Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Patrick Giordano
Name:	Patrick Giordano
Title:	Vice President

[Signature Page to the First Supplemental Indenture]